Exhibit 3.2

CERTIFICATE OF DETERMINATION

OF

SERIES B ADJUSTABLE RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK

OF

CENTRAL VALLEY COMMUNITY BANCORP,

a California Corporation

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Daniel J. Doyle, as President and Chief Executive Officer and Cathy Ponte, as Assistant Secretary, of Central Valley Community Bancorp, a corporation organized under the laws of the State of California (hereinafter called the “Corporation”), do hereby certify as follows:

1. On December 16, 2009, the Board of Directors of the Corporation adopted a resolution designating 1,359 shares of its Preferred Stock as  Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock.

2. No shares of Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock have been issued.

3. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, the following resolution was duly adopted by the Board of Directors on December 16, 2009 creating the series of Preferred Stock designated as Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock:

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation and applicable law, a series of Preferred Stock of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series are as follows:

1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of preferred stock designated as the “Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 1,359.

2. Standard Provisions. The Standard Provisions contained in Exhibit A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Determination to the same extent as if such provisions had been set forth in full herein.

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate of Determination are true and correct of their own knowledge.

Date: December 22, 2009

By:	/s/ Daniel J. Doyle
Name:	Daniel J. Doyle
Title:	President & Chief Executive Officer

By:	/s/ Cathy Ponte
Name:	Cathy Ponte
Title:	Assistant Secretary

EXHIBIT A

To

CERTIFICATE OF DETERMINATION

STANDARD PROVISIONS

Section 1. Designation of Series and Number of Shares.

(a) The shares of such series of Preferred Stock shall be designated “Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock” (the “Series B Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 1,359 shares, which may be decreased (but not below the number of shares of Series B Preferred Stock then issued and outstanding) from time to time by the Board of Directors. Shares of outstanding Series B Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and, if the Board of Directors so expressly provides by resolution, shall revert to authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series; provided, nevertheless, that, except to the extent a statement of designations adopted by resolution of the Board of Directors in accordance with applicable law and the Articles of Incorporation expressly reduces the authorized number of shares of Series B Preferred Stock, cancelled shares may be reissued as Series B Preferred Stock up to a maximum aggregate of 1,000 at any time issued and outstanding as Series B Preferred Stock shall remain 1,000.

(b) The number of shares of Series B Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a further statement of designations hereafter adopted by resolution of the Board of Directors in accordance with applicable law and the Articles of Incorporation. In case the authorized number of shares of Series B Preferred Stock shall be so decreased, any excess shares shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

Section 2. Ranking. The Series B Preferred Stock will rank, with respect to the payment of dividends and distributions and upon liquidation, dissolution or winding-up, (1) on a parity with the Corporation’s Series A Fixed Rate Cumulative Perpetual Preferred Stock issued on January 30, 2009 (the “EESA Preferred Shares”), and each class or series of capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding up or dissolution of the Corporation (collectively, the “Parity Securities”), and (2) senior to Common Stock and each other class or series of capital stock, not referred to in clauses (1) or (2) above, that the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up or dissolution of the Corporation (the “Junior Securities”).

Section 3. Definitions. As used herein with respect to the Series B Preferred Stock:

(a) “Articles of Incorporation” shall mean the articles of incorporation of the Corporation, as they may be amended from time to time, and shall include this Certificate of Determination.

(b) “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(c) “Business Day” means any day that is not Saturday or Sunday and that, in California, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(d) “Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

(e) “Common Stock” means the common stock of the Corporation.

(f) “Corporation” means Central Valley Community Bancorp, a California business corporation.

(g) “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

(h) “Dividend Payment Date” has the meaning set forth in Section 4(b).

(i) “Dividend Period” has the meaning set forth in Section 4(b).

(j) “DTC” means The Depository Trust Company and its successors or assigns.

(k) “Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, and paying agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(l) “Issue Date” means the date on which shares of the Series B Preferred Stock are first issued.

(m) “Junior Securities” has the meaning set forth in Section 2.

(n) “Liquidation Preference” means, as to the Series B Preferred Stock, $1,000.00 per share.

(o) “Officer” means the President, the Chief Executive Officer, the Chief Operating Officer, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Corporation.

(p) “Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

(q) “Parity Securities” has the meaning set forth in Section 2.

(r) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(s) “Record Date” has the meaning set forth in Section 4(b).

(t) “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series B Preferred Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.

(u) “Certificate of Determination” means this Certificate of Determination relating to the Series B Preferred Stock, as it may be amended from time to time.

(v) “Transfer Agent” means the Corporation, acting as Transfer Agent, Registrar, and paying agent for the Series B Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.  The Corporation may act as its own transfer agent.

(w) “Voting Preferred Stock” means any and all series of preferred stock of the Corporation that rank equally with Series B Preferred Stock either or both as to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable.

Section 4. Dividends.

(a) From and after the Issue Date, Holders shall be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(c), and no more.

(b) Subject to Section 4(a), dividends shall be payable in semi-annual installments commencing on the six (6) month anniversary of the Series B Issuance Date and continuing on each six (6) month anniversary thereafter (each, a “Dividend Payment Date”). Each dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series B Preferred Stock (the “Series B Issuance Date”)) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(c) Dividends, if, when and as authorized and declared by the Board of Directors, will be payable, for each outstanding share of Series B Preferred Stock, at the following respective rates during each of the following respective periods (each rate expressed as an annual rate on the $1,000.00 per share liquidation preference):

(i) 10% per annum for the Dividend Period beginning on the Series B Issuance Date and ending on the six (6) month anniversary of the Series B Issuance Date (the “First Period End Date”);

(ii) 15% per annum for the Dividend Period beginning on the First Period End Date and ending on the six (6) month anniversary of the First Period End Date (the “Second Period End Date”); and

(iii) 20% per annum for the dividends accruing during all Dividend Periods subsequent to the Second Period End Date.

Dividends payable for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on shares of Series B Preferred Stock paid later than the scheduled Dividend Payment Date.

(d) Dividends on the Series B Preferred Stock are non-cumulative. If the Board of Directors does not authorize and declare a dividend on the Series B Preferred Stock or if the Board of Directors authorizes and declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series B Preferred Stock or the Common Stock or any other class or series of the Corporation’s preferred stock.

(e) So long as any share of Series B Preferred Stock remains outstanding, (1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (a) as a result of a reclassification of Junior Securities for or into other Junior Securities or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (b) repurchases in support of the Corporation’s employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), unless, in each case, the full dividends for the most recent Dividend Payment Date on all outstanding shares of Series B Preferred Stock and Parity Securities have been paid or declared and a sum sufficient for the payment thereof has been set aside.

Subject to the succeeding sentence, for so long as any shares of Series B Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless full dividends on all outstanding shares of Series B Preferred

Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series B Preferred Stock. To the extent the Corporation declares dividends on the Series B Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series B Preferred Stock and all Parity Securities bear to each other.

The Corporation is not obligated to pay Holders of the Series B Preferred Stock any dividend in excess of the dividends on the Series B Preferred Stock that are payable as described herein. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Securities from time to time out of any assets legally available therefor, and the shares of Series B Preferred Stock shall not be entitled to participate in any such dividend.

(f) Payments of cash for dividends will be delivered to the Holder by check or, at any time that shares of Series B Preferred Stock are held by book-entry with DTC or any successor Depositary, through a book-entry transfer through DTC or such successor Depositary.

(g) If the shares of Series B Preferred Stock are cancelled or reaquired by the Corporation by any means (including share exchanges) (a “Termination Event”) on or prior to the Record Date for any declared dividend for the Dividend Period, the Holder will not have the right to receive any declared dividends for that Dividend Period.  If a Termination Event occurs after the Record Date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend.

Section 5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $1,000.00 per share of Series B Preferred Stock, plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Perpetual; No Maturity. The Series B Preferred Stock shall be perpetual and shall be without maturity.

Section 7. Non-Redeemable. The Series B Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time. The Series B Preferred Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series B Preferred Stock.

Section 8. Voting Rights. The holders of Series B Preferred Stock shall not have any voting rights except as set forth in this Section 8 or as otherwise from time to time required by law.

(a) Voting Rights. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and any Voting Preferred Stock then outstanding (subject to the last paragraph of this Section 8(a)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation or this Certificate of Determination to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, provided, however, that no vote, approval or consent of the holders of the Series B Preferred Stock shall be required in any event to authorize, or in any way as a condition to the issuance of, the EESA Preferred Shares even if the EESA Preferred Shares rank senior to the Series B Preferred Stock, and regardless of whether the terms of the EESA Preferred Shares are consistent with, or less favorable to the holders of Series B Preferred Stock than, proposed terms of the EESA Preferred Shares as may have been disclosed to the holders of Series B Preferred Stock in connection with their subscriptions for Series B Preferred Stock or as may have been otherwise published or disclosed in any manner;

(ii) Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles of Incorporation or this Certificate of Determination so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof of the District of Columbia and (y) such shares of Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 8(a), (1) any increase in the amount of the Corporation’s authorized but unissued shares of Preferred Stock, (2) any increase in the amount of the Corporation’s authorized or issued Series B Preferred Stock, and (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of the Corporation ranking equally with or junior to the Series B Preferred Stock either or both with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Shares.

The Series B Preferred Stock shall rank at least equally with any other series of Preferred Stock that may be issued (except for the EESA Preferred Stock and any other senior series that may be issued with the requisite consent of the holders of the Series B Preferred Stock), and will rank senior to the shares of Common Stock and any other stock that ranks junior to the Series B Preferred Stock either or both with respect to the payment of dividends and/or the distributions of assets upon liquidation, dissolution or winding up of the Corporation.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8(a) would materially and adversely affect one or more but not all series of Voting Preferred Stock (including the Series B Preferred Stock for the purpose of this paragraph), then only the series of Voting Preferred Stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(b) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation,

the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility, if any, on which the Series B Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series B Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series B Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation preference amounts of the Series B Preferred Stock and such other Voting Preferred Stock voted or covered by the consent.

Section 9. Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar, and paying agent for the Series B Preferred Stock shall initially be the Corporation. The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 10. Miscellaneous. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Determination) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by this Certificate of Determination, or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series B Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.